Exhibit 21.1

SUBSIDIARIES OF NAVIOS MARITIME CONTAINERS L.P.

Name of Subsidiary	Jurisdiction of Incorporation
Boheme Navigation Company	Marshall Islands
Navios Partners Containers Finance Inc.	Marshall Islands
Navios Partners Containers Inc.	Marshall Islands
Anthimar Marine Inc.	Marshall Islands
Bertyl Ventures Co.	Marshall Islands
Clan Navigation Limited	Marshall Islands
Crayon Shipping Ltd.	Marshall Islands
Ebba Navigation Limited	Marshall Islands
Enplo Shipping Limited	Marshall Islands
Evian Shiptrade Ltd.	Marshall Islands
Fairy Shipping Corporation	Marshall Islands
Inastros Maritime Corp.	Marshall Islands
Isolde Shipping Inc.	Marshall Islands
Jasmer Shipholding Ltd.	Marshall Islands
Jaspero Shiptrade S.A.	Marshall Islands
Legato Shipholding Inc.	Marshall Islands
Limestone Shipping Corporation	Marshall Islands
Morven Chartering Inc.	Marshall Islands
Nefeli Navigation S.A.	Marshall Islands
Olympia II Navigation Limited	Marshall Islands
Peran Maritime Inc.	Marshall Islands
Pingel Navigation Limited	Marshall Islands
Rodman Maritime Corp.	Marshall Islands
Silvanus Marine Company	Marshall Islands
Sui An Navigation Limited	Marshall Islands
Theros Ventures Limited	Marshall Islands
Thetida Marine Co.	Marshall Islands
Velour Management Corp.	Marshall Islands
Zoner Shiptrade S.A.	Marshall Islands